                                                                    EXHIBIT 10.3
                             AMENDED AND RESTATED
                             EMPLOYMENT AGREEMENT

     This Amended and Restated Employment Agreement ("Agreement") is entered into this 16/th/ day of May, 2000 (the "Effective Date"), between Cross Timbers Oil Company, a Delaware corporation ("Cross Timbers") (Cross Timbers and, to the extent applicable, one or more of its subsidiaries, being collectively referred to herein as "Employer"), and Steffen E. Palko, who resides in Fort Worth, Texas ("Employee").

                                   RECITALS
                                   --------

     WHEREAS, Employee and Cross Timbers entered into that certain Employment Agreement dated February 21, 1995 and effective March 31, 1995 (the "Original Agreement"); and

     WHEREAS, Employee and Cross Timbers desire to amend and restate the Original Agreement; and

     WHEREAS, Employer desires to employ Employee as Vice Chairman and President of Cross Timbers and as an officer and/or director of one or more of Cross Timbers' subsidiaries upon the terms and conditions provided herein; and

     WHEREAS, Employee desires to be so employed.

                            STATEMENT OF AGREEMENT
                            ----------------------

     NOW, THEREFORE, in consideration of the above recitals, and for and in consideration of the mutual promises set forth below, the parties agree as follows:

     1.   Employment.  Employer hereby employs Employee as Chairman and Chief
          ----------
Executive Officer of Cross Timbers, and Employee hereby accepts employment with Employer upon the terms and conditions herein stated.

     2.   Term.  Subject to the provisions for termination set forth herein,
          ----
this Agreement shall be for the period commencing on the Effective Date and ending on December 31, 2000 (referred to herein as the "Expiration Date). In the event Employee shall continue to be employed on the Expiration Date and no previous Notice of Termination (as defined in Section 10.4) is effective on that date, this Agreement and Employee's employment hereunder shall be automatically continued from year to year thereafter until terminated by either party upon not less than thirty (30) days written notice to the other party prior to any anniversary of the Expiration Date.

     3.   Position and Duties.  Employee shall serve Employer in an executive
          -------------------
capacity as Chairman and Chief Executive Officer of Cross Timbers and as an officer and/or director of one or more of Cross Timbers' subsidiaries. Employee's duties shall include, in addition to those

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enumerated in the Bylaws of Employer, those duties as may be directed by the
Board of Directors of Cross Timbers (the "Board"), including service as an officer and/or director of one or more of Cross Timbers' subsidiaries.

     4.   Extent of Services.  Employee shall devote his best efforts and full
          ------------------
business time (with allowances for vacations and sick leave) and attention to furthering the business of Employer, and shall not during the term of this Agreement be engaged in other activities which require such substantial services on the part of Employee that Employee is unable to perform the duties assigned to him by Employer. The foregoing shall not be construed as preventing Employee from maintaining or making investments, or engaging in other business, enterprises or civic, charitable or public service functions, provided such investments, business or enterprises do not require services on the part of Employee that would materially impair the performance of his duties under this Agreement.

     5.   Compensation.  As his regular compensation for all services rendered
          ------------
by Employee under this Agreement to Cross Timbers and its subsidiaries and affiliates, Employer shall pay Employee a salary (the "Regular Salary") of not less than $450,000 per annum, payable in substantially equal semimonthly installments during the term hereof. It is understood that Employer will review annually and may, in the discretion of the Board (or any committee thereof), increase Employee's Regular Salary, in which case the amount of such increased salary shall thereafter be deemed to be the amount of Regular Salary contracted for in this Agreement for all purposes and, if so increased, the Regular Salary shall not thereafter during the term of this Agreement be decreased to less than $450,000 per annum. All salary and any other current compensation (if any) paid to Employee shall be subject to such payroll and withholding deductions as are required by the laws of any jurisdiction, federal, state or local, with taxing authority with respect to such salary and other compensation, if any. Regular Salary payments (including any increased Regular Salary payments) hereunder shall not in any way limit or reduce any other obligation of Employer hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of Employer to pay Employee's Regular Salary hereunder. It is acknowledged by the parties that Employee's Regular Salary, as well as any cash incentive compensation and other employee benefits payable pursuant hereto, may be paid or provided by one or more of Cross Timbers' subsidiaries, but shall be the ultimate responsibility of Cross Timbers.

     6.   Incentive Compensation and Other Benefits.
          -----------------------------------------

     6.1 Employer shall pay to Employee cash incentive compensation as shall be determined by the Board (or any committee thereof) from time to time. Employee shall be entitled to participate in any such plan established at a level to provide Employee compensation commensurate with Employee's position and responsibilities. Upon the establishment of such plans, this Agreement shall be deemed to be automatically amended to include all applicable terms of such plans.

     6.2 Employee shall be qualified to participate in grants of options to purchase units in a royalty trust pursuant to the 1998 and 1999 Royalty Trust Option Plans or any other similar subsequently adopted royalty trust option plans. Employee shall also be qualified to participate in

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grants of Stock Options, Incentive Stock Options or Performance Shares (as
defined in the 1994, 1997 or 1998 Stock Incentive Plans of Cross Timbers) to purchase or receive common stock of Cross Timbers pursuant to the 1994, 1997 or 1998 Stock Incentive Plans or any other similar subsequently adopted stock plans.

     6.3 Employer shall also provide the following employee benefits to Employee during the term of this Agreement:

     (a)  Life Insurance.  Employer will provide Employee with life insurance
          --------------
having a death benefit equal to $2,000,000. Employee shall have the right to designate on such policies the primary and contingent beneficiaries thereunder.

     (b)  Medical Insurance.  Employer shall maintain in full force and effect,
          -----------------
and Employee shall be entitled to participate in, any medical or health benefit plan provided by Cross Timbers or any of its subsidiaries.

     (c)  Disability.  Employer shall maintain in full force and effect, and
          ----------
Employee shall be entitled to receive, such disability insurance protection as is provided to other full-time executives of Cross Timbers or any of its subsidiaries.

     (d)  Vacations.  Employee shall be entitled to four weeks paid vacation in
          ---------
each calendar year and to compensation in respect of earned but unused vacation days, determined in accordance with Employer's vacation plan if such plan so provides. Employee shall also be entitled to all paid holidays given by Employer to the executives of Cross Timbers or any of its subsidiaries.

     (e)  Automobile and Related Expenses.  Employee shall be paid a monthly
          -------------------------------
automobile allowance of $1,600 and shall be reimbursed for all fees, tags, insurance premiums and fuel and maintenance expenses regarding such automobile.

     (f)  Other Benefits.  Employee shall be entitled to all other benefits and
          --------------
to participate in and be covered by all such other employee benefit plans, including deferred compensation programs, if any, as are provided to other full-time executive employees of Cross Timbers or any of its subsidiaries from time to time.

     6.4 Nothing paid to Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Regular Salary payable to Employee pursuant to Section 5. Employer shall not make any changes in any plans or arrangements provided pursuant to this Section 6 that would adversely affect Employee's rights or benefits thereunder unless such change occurs pursuant to a program applicable to all executives of Cross Timbers or any of its subsidiaries and does not result in a proportionately greater reduction in the rights or benefits to Employee as compared with any other executive of Cross Timbers or any of its subsidiaries.

     7.   Representation of Employee.  As a material inducement to Employer to
          --------------------------
enter into this Agreement, Employee represents and warrants to Employer that, to the best of Employee's knowledge, he is not now, nor has he been in the past, the subject of any regulatory agency's investigation for violation of state or federal securities law, nor has he had any judgment against him for violation of these laws in any civil action in any court.

     8.   Working Facilities and Staff.  Employer shall furnish Employee with
          ----------------------------
such facilities, staff and services as are suitable to his position and adequate for the performance of his duties.

     9.   Expenses.  Employer shall pay or reimburse Employee for all reasonable
          --------
expenses for entertainment, travel, meals, hotel accommodations and fees and the like incurred by him in the interest of the business of Employer, such payment or reimbursement to be made upon submission of an itemized accounting statement by Employee documenting such expenses as may be required by the Internal Revenue Code of 1986, as amended (the "Code"); provided, however, that Employee shall be reimbursed for such expenses, whether or not such expenses are deductible by Employer under the Code.

     10.  Termination of Agreement.
          ------------------------

     10.1 Notwithstanding any other provision hereof, Employee's employment hereunder shall terminate:

     (a)  upon the death of Employee;

     (b) upon the disability of Employee, which for the purpose of this Agreement shall be the physical or mental inability of Employee to carry out the normal and usual duties of his employment on a full-time basis for the entire period of six (6) continuous months with the reasonable likelihood as determined by the Board that Employee, upon the advice of a qualified physician, will be unable to carry out the normal and usual duties of his employment on a full-time basis for the following continuous period of six (6) months, and within 30 days after Notice of Termination (as defined in Section 10.4) is given Employee shall not have returned to the performance of his duties on a full-time basis (subject to the terms of Sections 6.3(c) and 11);

     (c) "for cause" (as defined in Section 10.2 below), upon written notice of termination for cause given by Employer to Employee; or

     (d)  on the Expiration Date (subject to the terms of Section 2).

     10.2 Employer shall have "cause" to terminate Employee if Employee (a) willfully and continually fails to substantially perform his duties with Employer (other than a failure resulting from Employee's incapacity due to physical or mental illness) which failure continues for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to Employee specifying the manner in which Employee has failed to substantially perform, or (b) willfully engages in conduct which is demonstrably and materially injurious to Employer, monetarily or otherwise; provided,
                                                               --------
however, that no termination of Employee's employment shall be for cause until
-------
(x) there shall have been delivered to Employee a written notice authorized by two-thirds (2/3) of the full Board of Directors, specifying in detail the particulars of Employee's conduct which violates either (a) or (b) above, (y) Employee shall have been provided an opportunity to be heard by the Board (with the assistance of Employee's counsel if Employee so desires), and (z) a resolution is adopted in good faith by two-thirds (2/3) of the full Board of Directors confirming such violation. No act, nor failure to act, on Employee's part, shall be considered "willful" unless he has acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of Employer. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by Employee after Notice of Termination is given by or to Employee shall constitute cause.

     10.3 Employee may terminate his employment hereunder for "Good Reason" upon the occurrence of any of the following events or conditions:

     (a) a change in Employee's status, title, position or responsibilities (including reporting responsibilities) which, in Employee's reasonable judgment, represents a substantial reduction of the status, title, position or responsibilities as in effect immediately prior thereto; the assignment to Employee of any duties or responsibilities which, in Employee's reasonable judgment, are inconsistent with such status, title, position or responsibilities; or any removal of Employee from, or failure to reappoint or reelect him to, any of such positions, except in connection with the termination of his employment for cause, disability, or as a result of his death, or by Employee other than for Good Reason;

     (b) a reduction in Employee's Regular Salary as the same may be increased from time to time thereafter;

     (c) Employer's requiring Employee (without the consent of Employee) to be based at any place outside a twenty-five (25) mile radius of his place of employment immediately prior to such proposed relocation, except for reasonably required travel on Employer's business which is not materially greater than such travel requirements prior thereto, or, in the event Employee consents to any relocation beyond such 25-mile radius, the failure by Employer to pay (or reimburse Employee) for all reasonable moving expenses incurred by him relating to a change of his principal residence in connection with such relocation and to indemnify Employee against any loss (defined as the difference between the actual sale price of such residence and the higher of (a) his aggregate investment in such residence or (b) the fair market value of such residence as determined by a real estate appraiser designated by Employee and reasonably satisfactory to Employer) realized on the sale of Employee's principal residence in connection with any such change of residence;

     (d) the failure by Employer to provide Employee with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided to Employee under each employee benefit plan, program and practice as in effect immediately prior to the Effective Date (or as in effect following the Effective Date, if greater), including, but not limited to, Cross Timbers' 1999 Royalty Trust Option Plan, the 1998 Stock Incentive Plan, the 1998 Royalty Trust Option Plan, the 1997 Stock Incentive Plan, the 1994 Stock Incentive Plan, Key Management Incentive Bonus Plan, the Cross Timbers Oil Company Employees' 401(k) Plan, and any other stock or royalty trust unit option plan, pension plan, life insurance plan, health and accident plan or disability plan;

     (e)   any material breach by Employer of any provision of this Agreement;
           or

     (f) any purported termination of Employee's employment for cause by Employer which does not otherwise comply with the terms of this Agreement.

     10.4 Any termination of Employee's employment by Employer or by Employee (other than termination as a result of Employee's death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

     10.5 "Date of Termination" shall mean (i) if Employee's employment is terminated by his death, the date of his death, (ii) if Employee's employment is terminated upon the disability of Employee, thirty (30) days after Notice of Termination is given (provided that Employee shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Employee's employment is terminated for cause, the date specified in the Notice of Termination, and (iv) if Employee's employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

     10.6 In the event of a Change in Control or a termination of Employee's employment under this Agreement for any reason, Employee shall have no right to receive any compensation, remuneration, bonus or benefit for any period subsequent to the Date of Termination or the Change in Control, as the case may be, except as may be provided in Sections 11, 12 and 13 or pursuant to Cross Timbers' Management Group Employee Severance Protection Plan. In the event that Employee is entitled to receive Severance Benefits pursuant to Section 11 upon a Change in Control,

Employee shall not be entitled to receive Severance Benefits upon the occurrence of any other event that would otherwise have entitled Employee to receive Severance Benefits, including without limitation a subsequent Change in Control or a Termination of Employee's employment as contemplated by Section 10.1.

     11.    Compensation Upon Termination or Change in Control.
            --------------------------------------------------

     11.1 If (i) Employee's employment is terminated for any reason other than termination by Employer for Cause or termination by Employee for other than Good Reason, or (ii) there shall occur a Change in Control (as defined in Section 11.4), Employee shall be entitled to the following severance benefits (collectively, "Severance Benefits"):

     (a) Employer shall pay to Employee an amount in cash equal to three (3) times the sum of (i) Employee's Regular Salary and (ii) an amount equal to the greater of Employee's two most recent bonuses awarded under the Key Management Incentive Bonus Plan adopted by Cross Timbers (or any other bonus plan or program then in effect) multiplied by two, to be paid on or before ten (10) days
                        -------------
after the Date of Termination or forty-five (45) days after the Change in Control, as the case may be.

     (b) For a period of eighteen (18) months after Employee's termination of employment or a Change in Control, Employer shall at its expense continue on behalf of Employee and his dependents and beneficiaries, all medical, dental, vision, and health benefits and insurance coverage which were being provided to Employee at the time of termination of employment. The benefits provided in this
Section 11.1(b) shall be no less favorable to Employee, in terms of amounts and deductibles and costs to him, than the coverage provided Employee under the plans providing such benefits at the time of termination. Employer's obligation hereunder to provide a benefit shall terminate if Employee obtains comparable coverage under a subsequent employer's benefit plan. For purposes of the preceding sentence, benefits will not be comparable during any waiting period for eligibility for such benefits or during any period during which there is a preexisting condition limitation on such benefits. Employer also shall pay a lump sum equal to the amount of any additional income tax payable by Employee and attributable to the benefits provided under this Section 11.1(b) at the time such tax is imposed upon Employee. In the event that Employee's participation in any such coverage is barred under the general terms and provisions of the plans and programs under which such coverage is provided, or any such coverage is discontinued or the benefits thereunder are materially reduced, Employer shall provide or arrange to provide Employee with benefits substantially similar to those which Employee was entitled to receive under such coverage immediately prior to the Termination Notice. At the end of the period of coverage set forth above, Employee shall have the option to have assigned to him at no cost to Employee and with no apportionment of prepaid premiums, any assignable insurance owned by Employer and relating specifically to Employee, and Employee shall be entitled to all health and similar benefits that are or would have been made available to Employee under law.

     (c) Employer shall transfer to Employee all right, title or other ownership interest it may have in any automobile then being provided by Employer for use by Employee.

     (d) Employer shall transfer to Employee any right, title or ownership in any club memberships provided by Employer for use by Employee.

     (e) Employer shall transfer to Employee any right, title or ownership in any life insurance owned by Employer on Employee's life.

     (f) (i) Notwithstanding any provision to the contrary in any option agreement, restricted stock agreement, or other agreement relating to equity-type compensation that may be outstanding between Employee and Employer, all units, stock options, incentive stock options, performance shares, stock appreciation rights and royalty trust options (under the 1991 Stock Incentive Plan, the 1994 Stock Incentive Plan, the 1997 Stock Incentive Plan, the 1998 Stock Incentive Plan, the 1998 Royalty Trust Option Plan, the 1999 Royalty Trust Option Plan or any other plan or arrangement) held by Employee immediately prior to the Date of Termination or the Change in Control, as the case may be, and any such units, options, shares or rights received by Employee after the Date of Termination or the Change in Control, as the case may be (whether or not received in exchange for or in substitution for existing units, options, shares or rights) shall immediately become 100% vested and exercisable, and Employee shall become 100% vested in all shares of restricted stock held by or for the benefit of Employee; provided, however, that to the extent Employer is unable to provide for such acceleration of vesting, Employer shall provide in lieu thereof a lump-sum cash payment equal to the difference between the total value of such units, stock options, incentive stock options, performance shares, stock appreciation rights, royalty trust options and shares of restricted stock (the "stock rights") as of the date of Employee's termination of employment or a Change in Control and the total value of the stock rights in which Employee is vested as of the date of his termination of employment. The value of such accelerated vesting in Employee's stock rights shall be determined by the Board in good faith based on a valuation performed by an independent consultant selected by the Board; any such stock rights which are not in existence at the time of Employee's termination of employment or a Change in Control shall be valued as of the date of the Date of Termination or the Change in Control, as the case may be.

            (ii) Notwithstanding any provision to the contrary in any option agreement that may be outstanding between Employee and Employer, Employee's right to exercise any previously unexercised options under any such option agreement shall not terminate until the latest date on which the option granted under such agreement would expire under the terms of such agreement but for Employee's termination of employment; provided, however, that to the extent Employer is unable to provide for the extension of the expiration date of such options, Employer shall provide in lieu thereof a lump-sum cash payment equal to the value of such extension Employer is unable to provide. Such values of such accelerated vesting and exercisability shall be determined by the Board in good faith based on a valuation performed by an independent consultant selected by the Board.

     11.2 If Employee's employment shall be terminated (i) by Employer for cause, or (ii) by Employee without Good Reason, Employer shall pay Employee (i) his Regular Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and (ii) the vested portion of any incentive compensation plan to which Employee is entitled in accordance with the terms of such plan.

     11.3 During any period that Employee fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), Employee shall continue to receive his Regular Salary at the rate then in effect for such period until his employment is terminated pursuant to Section 10.1(b) hereof, provided that payments so made to Employee during the Disability Period shall be reduced by the sum of the amounts, if any, payable to Employee prior to the time of any such payment under disability benefit plans of Employer and which were not previously applied to reduce any Regular Salary payment.

     11.4   Change in Control.
            -----------------

     (a) For purposes of this Agreement, a "Change in Control" shall mean any one of the following:

            (i) "Continuing Directors" no longer constitute a majority of the Board; the term "Continuing Director" means any individual who is a member of the Board on the date hereof or was nominated for election as a director by, or whose nomination as a director was approved by, the Board with the affirmative vote of a majority of the Continuing Directors;

            (ii) any person or group of persons (as defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended ("Exchange Act")) together with his or its affiliates, becomes the beneficial owner, directly or indirectly, of 25% or more of the voting power of Cross Timbers' then outstanding securities entitled generally to vote for the election of Cross Timbers' directors;

            (iii) the merger or consolidation to which Cross Timbers is a party if the shareholders of Cross Timbers immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than 50% of the combined voting power to vote for the election of directors of the surviving corporation or other entity following the effective date of such merger or consolidation; or

            (iv) the sale of all or substantially all of the assets of Cross Timbers or the liquidation or dissolution of Cross Timbers.

     (b) Notwithstanding anything herein to the contrary, under no circumstances will a change in the constitution of the board of directors of any subsidiary, a change in the beneficial ownership of any subsidiary, the merger or consolidation of a subsidiary with any other entity, the sale of all or substantially all of the assets of any subsidiary or the liquidation or dissolution of any subsidiary constitute a "Change in Control" under this Agreement.

     11.5 Employee shall not be required to mitigate the amount of any payment provided in this Section 11 by seeking or accepting other employment or otherwise.

     12.    Cross Timbers' Guarantee of Severance Benefits.
            ----------------------------------------------

     12.1 In the event Employee becomes entitled to receive from Employer Severance Benefits under Section 11.1 above and such Employer fails to pay or
                         ------------
provide such Severance Benefits, Cross Timbers shall assume the obligation of such Employer to pay or provide such Severance Benefits. In consideration of Cross Timbers' assumption of the obligation to pay or provide such Severance Benefits provided under this Agreement, Cross Timbers shall be subrogated to any recovery (irrespective of whether there is recovery from the third party of the full amount of all claims against the third party) or right to recovery of either Employee or his legal representative against Employer or any person or entity. Employee or his legal representative shall cooperate in doing what is reasonably necessary to assist Cross Timbers in exercising such rights, including but not limited to notifying Cross Timbers of the institution of any claim against a third party and notifying the third party and the third party's insurer, if any, of Cross Timbers' subrogation rights. Neither Employee nor his legal representative shall do anything after a loss to prejudice such rights.

     12.2 In its sole discretion, Cross Timbers reserves the right to prosecute an action in the name of Employee or his legal representative against any third parties potentially liable to Employee. Cross Timbers shall have the absolute discretion to settle subrogation claims on any basis it deems appropriate under the circumstances. If Employee or his legal representative initiates a lawsuit against any third parties potentially liable to Employee, Cross Timbers shall not be responsible for any attorneys' fees or court costs that may be incurred in such liability claim.

     12.3 Cross Timbers shall be entitled, to the extent of any payments made to or on behalf of Employee or a dependent of Employee, to be paid first from the proceeds of any settlement or judgment that may result from the exercise of any rights of recovery asserted by or on behalf of Employee or his legal representative against any person or entity legally responsible for the injury for which such payment was made. Cross Timbers shall be reimbursed by Employee or his legal representative an amount of money equal to all sums paid by Cross Timbers under this Agreement to or on behalf of Employee and all expenses, costs and attorneys' fees incurred by Cross Timbers in connection with the prosecution and collection of Cross Timbers' subrogation interest. The right is also hereby given Cross Timbers to receive directly from Employer or any third party(ies), attorney(s) or insurance company(ies) an amount equal to the amount paid to or on behalf of Employee.

     13.    Excise Taxes.
            ------------

     13.1 In the event it shall be determined that any payment or distribution of any type by Employer to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including additional excise taxes under said Section 4999 and any interest and penalties imposed with respect to any taxes) imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. Employer shall pay the Gross-Up Payment to Employee within twenty (20) business days after the Payment Date.

     13.2 All determinations required to be made under this Section 13(c)(ii) including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the independent accounting firm retained by Employer on the date of determination (the "Accounting Firm"), which shall provide detailed supporting calculations both to Employer and Employee within fifteen
(15) business days of the Payment Date, if applicable, or such earlier time as is requested by Employer. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with an opinion that he has substantial authority not to report any Excise Tax on his federal income tax return. Any determination by the Accounting Firm shall be binding upon Employer and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Employer should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Employer exhausts its remedies pursuant to Section 13.3 and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by Employer to or for the benefit of Employee.

     13.3 Employee shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Employee is notified in writing of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which he gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall (w) give Employer any information reasonably requested by Employer relating to such claim, (x) take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably

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

selected by Employer, (y) cooperate with Employer in good faith in order to effectively contest such claim, and (z) permit Employer to participate in any proceedings relating to such claim, provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 13.3, Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund, or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs Employee to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     13.4 If, after the receipt by Employee of an amount advanced by Employer pursuant to Section 13.3, Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to Employer's complying with the requirements of Section 13.3) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by Employer pursuant to Section 13.3, a determination is made that Employee shall not be entitled to any refund with respect to such claim and Employer does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     14.    Counsel Fees and Indemnification.
            --------------------------------

     14.1 In the event Employer or Employee is required to employ legal counsel to enforce the performance of this Agreement or recover damages because of any breach of this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and the reimbursement of all necessary expenses and court costs.

     14.2 Employer shall indemnify and hold Employee harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees and costs incurred by Employee, in connection with the defense of, or as a result of any action or proceeding or any appeal from any action or proceeding, in which Employee is made or is threatened to be made a party by reason that Employee is or was an officer or director of Cross Timbers or any of its subsidiaries or affiliates, regardless of whether such action or proceeding is one brought by or in the right of Cross Timbers or any of its subsidiaries or affiliates, to procure a judgment in their favor (or other than by or in the right of Cross Timbers or any of its subsidiaries or affiliates).

     14.3 The undertakings of Section 14.1 above are independent of, and shall not be limited or prejudiced by, the undertakings of Section 14.2 above.

     14.4 The provisions of this Section 14 shall survive the termination of this Agreement.

     15.    Notices.  All notices, requests, demands and other communications
            -------
required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given and acknowledged by written receipt, or on the seventh day after mailing if mailed (return receipt requested), postage prepaid and properly addressed as follows:

     Cross Timbers/Employer:    Cross Timbers Oil Company
     ----------------------
                                810 Houston Street, Suite 2000
                                Fort Worth, Texas  76102
                                Attention:  Board of Directors


     Employee:                  Steffen E. Palko
     --------
                                5024 Ranch View Road
                                Fort Worth, Texas  76109

Any party may change its address for purposes of this Section 15 by giving the other party written notice of the new address in the manner set forth above.

     16.    Assignment; Binding Effect.  Neither this Agreement nor any of the
            --------------------------
rights or obligations hereunder may be assigned by any party without the prior written consent of the other party. This Agreement is binding upon and inures to the benefit of Employee and Employer and their respective heirs, personal representatives and permitted successors and assigns. As used in this Agreement, "Employer" shall mean the Employer as hereinabove defined and any successors to its business or assets as aforesaid which execute and deliver the agreement provided for in this Section 16 or which otherwise become bound by the terms and provisions of this Agreement by operation of law.

     17.    Governing Law. This Agreement shall be governed by, and construed
            -------------
and enforced in accordance with, the laws of the State of Texas.

     18.    Waiver. Any waiver by any party of a breach of any provision of this
            ------
Agreement shall not operate or be construed as a waiver of any subsequent breach thereof or of any other provision of this Agreement.

     19.    Entire Agreement.  This Agreement constitutes the entire agreement
            ----------------
between the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous promises, agreements and representations not set forth in this Agreement including, but not limited to, as of the Effective Date, the Original Agreement. This Agreement may not be amended except by a mutual written agreement signed by all parties; provided, however, that the terms of any cash incentive compensation plan or stock option plan established by Employer subsequent to the date hereof in accordance with terms previously outlined by Employer shall automatically become part of this Agreement when established.

     20.    Severability.  Should any one or more of the provisions hereof be
            ------------
determined to be illegal or unenforceable, all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.


     IN WITNESS WHEREOF, Employer and Employee have executed and delivered this Agreement as of the date written above.


                              CROSS TIMBERS OIL COMPANY



                              By:   /s/ VAUGHN O. VENNERBERG, II
                                    --------------------------------------------
                                        Vaughn O. Vennerberg, II
                                        Executive Vice President-Administration



                              EMPLOYEE:



                              /s/ STEFFEN E. PALKO
                              --------------------------------------------
                                  Steffen E. Palko

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